EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement’) is entered into as of the Effective Date set forth on Schedule A hereto, by and between athenahealth, Inc. (“Athena”) and the undersigned Employee (“Employee”).
The parties agree as follows:
1.Employment; Term
a.    Athena hereby employs Employee, and Employee accepts employment with Athena, upon the terms and conditions contained in this Agreement.
b.    Employee acknowledges and agrees that adequate consideration (e.g., an offer of employment, a promotion, or an incentive payment, as well as access to Athena’s confidential information to which Employee would not otherwise have had access) was given in exchange for Employee’s entry into this agreement and that the provisions of this Agreement shall apply regardless of any change in Employee’s compensation, duties, responsibilities, role, reporting structure, or title during the course of the Employment Period.
c.    Employee’s employment is at-will and for no definite period of time; either Employee or Athena may terminate Employee’s employment at any time with or without reason and with or without advance notice. Upon termination of employment, Employee will only be entitled to receive any accrued but unpaid portion of Employee’s base salary through the date of termination, any accrued but unused paid time off, outstanding expenses reimbursable under Athena’s then-applicable policies, and any other benefits that may be owed through the date of termination. Upon and following termination, Athena will have no liability or obligation to Employee other than as specifically set forth in this Section 1(b) or as provided by law.
d.    Upon Athena’s request or the termination of Employee’s employment, Employee will immediately return to Athena all (i) documents, materials, records, files, notes, designs, drawings, notebooks, data, databases, and other information, in any media, related to the business of Athena or any of its affiliates, including all copies; (ii) property (whether owned or leased) of Athena or any of its affiliates that is in Employee’s possession or control (including, but not limited to, badges, computer hardware, data storage devices, manuals, programs, printers, faxes, telephones, calling or credit cards, supplies, tools, and vehicles); and (iii) documents and other media containing any Confidential Information (as defined in Section 5). At such time, Employee shall also destroy any Confidential Information in Employee’s possession or control that cannot be returned to Athena (e.g., information that is in an electronic or magnetic format and not on equipment or media owned by Athena). At Athena’s request, Employee will provide Athena or its designee with access to electronic devices that Employee used during the Employment Period so that Athena can confirm that no Athena information is on such equipment.
e.    Sections 5 through 11 will remain in effect following termination of Employee’s employment with Athena.
2.    Duties
a.    During the period that Employee is employed by Athena (the “Employment Period”), Employee will: (i) serve in the position set forth in Schedule A or in any other position that Athena may from time to time assign to Employee; (ii) perform all duties associated with each such position, as well as such other duties as Athena may from time to time assign to Employee, in each case in a timely and professional manner and in accordance with Athena’s reasonable instructions; (iii) devote substantially all of his or her business time and effort to the performance of such duties; and (iv) comply with Athena’s policies and procedures as in effect from time to time (including, but not limited to, those relating to conduct or legal compliance).

b.    Employee warrants to Athena that, except as disclosed on Schedule A hereto, Employee is not party to any agreement or understanding that would limit the ability of Employee to work in any capacity or position at Athena (e.g., any non-compete, non-disclosure, or similar agreement).
3.    Compensation
a.    Employee’s compensation will be as set forth in the attached Schedule A.
b.    Any grant of shares, or right to acquire shares, of Athena’s stock set forth in Schedule A is a promise only to recommend such grant to Athena’s Board of Directors and is therefore subject to (i) separate approval of the Board of Directors or its designee (which approval may be withheld for any or no reason), (ii) determination of any exercise price and vesting schedule by the Board of Directors, and (iii) the terms and conditions in Athena’s equity incentive plan under which the grant is made and the applicable grant agreement form in effect at the time of approval. Regardless of any agreement to the contrary, any grant of a right to acquire shares of Athena stock will be solely an incentive to potential future performance from the date of vesting forward, and Employee will have no right to exercise that right or to acquire such stock except as explicitly set forth in Athena’s applicable equity incentive plan and agreement forms.
c.    Section 409A Deferred Compensation Tax Savings Provision
i.    Regardless of any provision of this Agreement to the contrary, to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment or benefit is payable upon Employee’s termination of employment, such payment or benefit shall only be payable upon Employee’s Separation from Service. “Separation from Service” means Employee’s separation from service from Athena, an affiliate thereof, or a successor entity within the meaning set forth in Section 409A, determined in accordance with the presumptions in Treasury Regulation Section 1.409A-1(h).
ii.    Regardless of any provision of this Agreement to the contrary, if at the time of Employee’s Separation from Service, Athena determines that Employee is a “specified employee” within the meaning of Section 409A, then, to the extent that any payment or benefit to which Employee becomes entitled under this Agreement on account of such Separation from Service would be considered deferred compensation subject to the 20% additional tax imposed under clause (a)(1)(B)(i)(II) of Section 409A, such payment or benefit shall not be payable or provided until the earlier of (A) six months and one day after Employee’s Separation from Service or (B) Employee’s death. Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the Separation from Service occurs, from the date of Separation from Service until the payment is made.
iii.    This Agreement shall be administered in accordance with Section 409A, and, to the extent that any provision hereof is ambiguous as to its compliance with that Section, that provision shall be read so that all payments hereunder comply with that Section. This Agreement may be amended at the reasonable request of either party as necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
iv.    Athena makes no representation or warranty and shall have no liability to Employee or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, that Section.
4.    Expenses; Benefits
a.    Athena shall reimburse Employee, in accordance with Athena’s policies as in effect from time to time, for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties for Athena hereunder.

b.    Employee will be entitled to paid time off (PTO) and leave of absence in accordance with Athena’s policies as in effect from time to time.
c.    Employee will be entitled to participate in any health, life, or disability insurance plans and retirement, pension, or profit-sharing plans that may be offered by Athena, subject to the eligibility rules of each plan. Benefits under each plan are governed solely by that plan, and Athena may in its sole discretion modify or eliminate any plan or benefits thereunder on a prospective basis by notice to Employee.
5.    Confidential Information
a.    “Confidential Information” means any and all information belonging to Athena, or belonging to any third party (e.g., any of Athena’s affiliates, clients, or vendors) and held in confidence by Athena, that: (i) is not generally known to the public, (ii) is designated or treated by Athena or such third party as confidential, or (iii) would be reasonably understood to be of a confidential nature for a company in Athena’s industry. Confidential Information may be in any form and includes, but is not limited to, information consisting of or relating to: algorithms, formulas, methods, models, processes, and work flows; specifications; know-how, show-how, and trade secrets; Assigned Intellectual Property and Proprietary Rights (each as defined below); research and development activities and test results; patent and trademark applications; software, source code, and object code; contracts and arrangements; business records; customer and vendor lists and information; marketing plans, business plans, and financial information and projections; compensation arrangements and personnel files; tax arrangements and strategies; intercompany arrangements; costs, price lists, and pricing policies; and any existing or proposed acquisition, strategic alliance, or joint venture.
b.    Confidential Information shall not include information that (i) is or becomes publicly available through no fault of Employee, (ii) is shown by written record to have been in the possession of or known to Employee prior to the Employment Period, (iii) is shown by written record to have been independently developed by Employee, or (iv) is made available without restriction to Employee by a third party outside Athena and its affiliates without breach of any confidentiality obligation. Furthermore, this Section 5 will not apply to the extent that Employee is required to disclose any Confidential Information by applicable law or legal process, and, to the extent legally permissible, Employee promptly notifies Athena of such requirement and cooperates with Athena (at its expense) to contest or limit such disclosure.
c.    During the Employment Period and at all times thereafter, Employee shall use best efforts to hold all Confidential Information in the strictest confidence, without disclosure to any third party (even Athena’s employees, consultants, and professional advisors) except as necessary to perform Employee’s duties hereunder or as expressly authorized in advance by Athena, and will use such information solely for the purpose of performing services for Athena and not for Employee’s own benefit or that of any third party. Employee shall not (i) disclose or use more than the minimum amount of information necessary for the purpose of that disclosure or use; (ii) render any services to any third party to which or to whom Confidential Information has been, or is threatened to be, disclosed contrary to this Section 5; or (iii) use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party and may not be disclosed to Athena (Athena expressly disclaims any request or requirement that Employee disclose or use any such information).
d.    Employee recognizes and acknowledges that (i) Athena is regulated as a Covered Entity under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) in the course of employment, Employee may have access to Protected Health Information (“PHI”), as defined under HIPAA, and other personally identifiable information (“PII”) covered by applicable privacy laws; and (iii) PHI and PII are Confidential Information, subject to strict confidentially and security restrictions under HIPAA, applicable Athena policies, and other applicable law.
e.    All Confidential Information and any media containing it are and shall remain the property solely of Athena or the third party that provided such information to Athena, and Employee shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.

6.    Intellectual Property
a.    Definitions
i.    “Assigned Intellectual Property” means any and all Intellectual Property that is in whole or in part authored, conceived, created, developed, discovered, invented, learned, made, originated, prepared, or reduced to practice by Employee, either alone or together with others, during or after the Employment Period and (A) arises out of, is based upon, or incorporates any Confidential Information; (B) is made through the use of equipment, facilities, supplies, funds, or other property of Athena or any of its affiliates; or (C)  arises out of or relates to work performed by Employee for Athena or any of its affiliates.
ii.    “Intellectual Property” means all concepts, creations, developments, discoveries, ideas, improvements, innovations, and inventions; designs, models, plans, and prototypes; methods, procedures, processes, shop practices, and techniques; algorithms and formulas; data, databases, and data structures; source and object codes, software, and computer programs; systems and topologies; data, hardware, and user interfaces; reports and test results; specifications; documentation, memoranda, notebooks, notes, papers, records, workbooks, and writings; drawings, expressions, graphics, illustrations, and photographs; dress, marks, and names; works of authorship; know-how, show-how, and trade secrets; and any improvements on or to, or derivative works from, any of the foregoing, whether or not reduced to writing, patented or patentable, or registered or registrable under copyright, trademark, or similar laws.
iii.    “Proprietary Rights” means any and all right, title, and interest in, to, and under (A) patents, copyrights, trademarks, service marks, and trade names that constitute or relate to Assigned Intellectual Property; (B) applications to register any of the foregoing (including, but not limited to, any continuations, divisions, extensions, and reissues of any patent application); (C) trade secrets that constitute or relate to Assigned Intellectual Property; and (D) goodwill associated with any of such trademarks, service marks, or trade names.
b.    Employee hereby acknowledges and agrees that any Assigned Intellectual Property that is an original work of authorship protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act of 1976, and will be automatically the property solely of Athena. If the copyright to such Assigned Intellectual Property will not be Athena’s property by operation of law, Employee hereby, without further consideration, assigns to Athena all of Employee’s right, title, and interest in and to such copyright.
c.    Employee hereby irrevocably and exclusively assigns to Athena all right, title, and interest that Employee has, or at any time may come to have, in and to any and all Assigned Intellectual Property and Proprietary Rights. During the Employment Period and thereafter, Employee shall (i) keep and maintain adequate and current notes and other records of all Assigned Intellectual Property, (ii) provide such notes and records to Athena from time to time upon Athena's request, and (iii) provide prompt written notice to Athena of the development or creation of any Assigned Intellectual Property or Proprietary Right. Employee agrees to execute such instruments of assignment, confirmation, conveyance, or transfer and other documents as Athena may reasonably request to confirm, evidence, or perfect the assignment of all of Employee’s right, title, and interest in and to any and all Assigned Intellectual Property and Proprietary Rights. Employee hereby waives and quitclaims to Athena any and all claims of any nature whatsoever that Employee may now or hereafter have in any Assigned Intellectual Property or for infringement of any Proprietary Rights assigned hereunder.
d.    At Athena’s request and expense, Employee will assist Athena in every proper way (including, without limitation, by executing patent applications) to obtain and enforce Proprietary Rights in any country. Employee’s obligation under this paragraph shall continue indefinitely after the Employment Period.
e.    By this Agreement, Employee hereby irrevocably constitutes and appoints Athena as Employee’s attorney-in-fact solely for the purpose of executing, in Employee’s name and on Employee’s behalf, (i) such instruments or other documents as may be necessary to evidence, confirm, or perfect any assignment pursuant to the provisions of this Section 6 and (ii) such applications, certificates, instruments, or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of Athena and is irrevocable.
f.    Employee’s obligation to assign Assigned Intellectual Property and Proprietary Rights shall not apply to any Prior Invention disclosed on Schedule A hereto. Employee represents that Schedule A contains a complete list of all Prior Inventions and, if there is no Schedule A attached hereto, or if it is left blank, there are no Prior Inventions. If Employee incorporates into a product, service, or process of Athena or any of its affiliates a Prior Invention or any other Intellectual Property in which Employee has an interest, or if the manufacture, use, sale, or import of any product or service of Athena or any of its affiliates or the practice of any process of Athena or any of its affiliates would infringe any Prior Invention or any other Intellectual Property in which Employee has an interest, Athena is hereby automatically granted a non-exclusive, royalty-free, fully paid, irrevocable, transferable, perpetual, world-wide license under such Prior Invention or other Intellectual Property to make, have made, modify, use, import, and sell such product or service or to practice such process, Prior Invention, or Intellectual Property.
g.    The provisions of this Section 6 shall not apply to the extent that they are invalid under applicable law. For example, if Employee is a resident of the State of California, the assignment provisions of Section 6(c) shall apply only to Intellectual Property that meets any one of the following criteria: (i) at the time of conception or reduction to practice of that Intellectual Property, it relates to (A) the business, projects, or actual or demonstrably anticipated research or development of Athena of any of its affiliates; (B) any product or service of any of those entities; or (C) the manufacture or utilization of any of those products or services; (ii) it results from any work performed directly or indirectly by Employee for Athena; or (iii) it results, at least in part, from Employee’s use of Athena’s time, equipment, supplies, facilities, or trade secret information; provided, however, that Assigned Intellectual Property shall not include any Intellectual Property that that is excluded under the provisions of California Labor Code Section 2870 (a copy of which is included on Schedule A).
7.    Covenant Against Competition; Non-Solicitation
a.    Exclusions. Each provision of this Section 7 shall not apply to the extent that it is invalid under applicable law (e.g., if Employee is a resident of the State of California, the provisions of Section 7(c) shall not apply at any time following the Employment Period). In addition, the provisions of Section 7(c) shall not apply at any time following the Employment Period if Employee’s employment is terminated by Athena without Cause or by Employee for Good Reason (see definitions in Section 7(f)).
b.    Maintenance of Third-Party Confidentiality. Athena respects the confidentiality of third parties’ information, and Employee shall not provide any information that is confidential to a former employer to Athena or use such information in the performance of Employee’s duties as an Athena employee.
c.    Non-Compete. During the Employment Period, Employee shall not render any services in any capacity to any Competitive Business or be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange. Following the Employment Period, Employee shall comply with each of the following provisions (i) through (v) that apply:
i.    Business Development. If Employee served in a business development role at Athena or any of its affiliates at any time during the twelve months immediately preceding the end of the Employment Period, Employee shall not, in the United States, at any point during the six months (or twelve months if the Employment Period was longer than six months) immediately following the Employment Period: (A) render any business development services in any capacity to any third party with which Employee discussed a business relationship or transaction, or about which Employee learned Confidential Information, during the Employment Period while serving in a business development capacity (a “Transaction Partner”) or to any Competitive Business; or (B) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business or Transaction Partner, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange.
ii.    Leadership. If Employee served at the Director level (or the equivalent) or higher at Athena or any of its affiliates at any time during the twelve months immediately preceding the end of the Employment Period, Employee shall not, in the United States, at any point during the six months (or twelve months if the Employment Period was longer than six months) immediately following the Employment Period: (A) render any services in any capacity to any Competitive Business; or (B) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange.
iii.    Product or Service Development. If Employee served in a software or content development, product or innovation management, or user experience role at Athena or any of its affiliates at any time during the twelve months immediately preceding the end of the Employment Period, Employee shall not in the United States, at any point during the six months (or twelve months if the Employment Period was longer than six months) immediately following the Employment Period: (A) render any development, development management, user experience, or other product innovation services in any capacity to any Competitive Business; or (B) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange.
iv.    Sales. If Employee served in a sales capacity at Athena or any of its affiliates at any time during the twelve months immediately preceding the end of the Employment Period, Employee shall not, in any area assigned to Employee as a sales territory by Athena during the twelve months immediately preceding the end of the Employment Period, at any point during the six months (or twelve months if the Employment Period was longer than six months) immediately following the Employment Period: (A) render any sales, sales management, sales support, or prospective client solicitation services in any capacity to any Competitive Business; or (B) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange.
v.    Systems. If Employee served in a production systems, network management, or information security role at Athena or any of its affiliates at any time during the twelve months immediately preceding the end of the Employment Period, Employee shall not, in the United States, at any point during the six months (or twelve months if the Employment Period was longer than six months) immediately following the Employment Period: (A) render any technology infrastructure or information security services in any capacity to any Competitive Business; or (B) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange.
d.    Non-Solicitation. At all times while Employee is subject to any of the restrictions of Section 7(c), Employee shall not, directly or indirectly:
i.    solicit or encourage any of the following to purchase or use products or services competitive with those offered by Athena or any of its affiliates: (A) any client of Athena or any of its affiliates or (B) any prospect of Athena or any of its affiliates with which Employee had contact in connection with employment by Athena; or
ii.    on behalf of Employee or any third party, (A) solicit or encourage any employee of Athena or any of its affiliates to leave such employment or (B) hire or retain as an employee, consultant, or in any other capacity any person who has left the employment of Athena or any of its affiliates within one year of such hiring or retention.

e.    Tolling. Except to the extent prohibited by applicable law, if Employee violates any of his or her obligations under this Section 7, the term of that obligation will be extended by a period equal to the duration of such violation.
f.    Definitions
i.    “Cause” means any of the following: (A) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (B) a conviction of, or a plea of guilty or nolo contendere to, any felony (not involving the operation of a motor vehicle) or any misdemeanor involving moral turpitude; (C) engagement in any activity that Employee knows or should know could materially harm the business or reputation of Athena or any of its affiliates, provided that this clause (C) shall not apply to any actions taken or omitted in a good faith belief that the action taken or omission was in the best interest of Athena; (D) material violation of any statutory, contractual, or common law duty or obligation owed to Athena (including, without limitation, the duty of loyalty) that causes demonstrable injury to Athena or any of its affiliates; (E) material breach of this Agreement; or (F) repeated failure, in the reasonable judgment of Athena, to substantially perform Employee’s assigned duties or responsibilities after written notice from Athena describing each failure in reasonable detail and Employee’s failure to cure that failure within thirty days of receiving such written notice, provided that written notice must be provided only if each failure is capable of cure.
ii.    “Competitive Business” means any business engaged in the development, offer, license, sale, service, or support of any product or service that competes with any product or service that is developed or sold by Athena or any of its affiliates, or that Employee is materially involved in planning, at any time during the Employment Period. Examples of Competitive Businesses include, but are not limited to: Automatic Data Processing, Inc. (AdvancedMD); Allscripts Healthcare Solutions, Inc.; CareCloud Corporation; Cerner Corporation; Doximity, Inc.; eClinicalWorks, LLC; Epic Systems Corporation; Greenway Medical Technologies, Inc.; Medical Information Technology, Inc. (Meditech); Medfusion, Inc.; NextGen Healthcare Information Systems, LLC; PDR Network, LLC; Practice Fusion, Inc.; Quantia Communications, Inc. (QuantiaMD); ShareCare, Inc.; SkyScape.com, Inc. (Physicians Interactive); Surescripts, LLC; WebMD Health Corp. (Medscape); and WorldOne, Inc. (WorldOne Interaction/Sermo).
iii.    “Good Reason” means either of the following that arises without Employee’s written consent: (A) if Employee commutes, a permanent relocation of Employee’s assigned office that results in an increase in Employee’s one-way commuting distance by more than 35 miles; or (B) a 5% or greater decrease in the total of Employee’s base salary and target bonus compensation at plan (except for any decrease in compensation that applies to Athena employees generally). Regardless of the foregoing, termination for Good Reason shall not exist unless (I) such termination occurs within 90 days after the initial existence of any condition that constitutes Good Reason, (II) written notice is provided to Athena (or any successor entity) of the existence of the Good Reason condition within 30 days following the initial existence of the condition, and (III) Athena (or its successor entity) fails to cure such condition within a period of 30 days following such written notice.
8.    Equitable Relief
Employee acknowledges and agrees that the rights and obligations set forth in Sections 5, 6, and 7 of this Agreement are of a unique and special nature, that Athena would be materially and irreparably damaged if Employee breached any of those Sections, that monetary damages or any other remedy at law would not adequately compensate Athena for such injury, and that the provisions of those Sections are reasonable and necessary to preserve to Athena valuable proprietary and confidential information that gives Athena advantage over its competitors. Accordingly, in addition to any other rights and remedies it may have, Athena will be entitled to (a) an injunction, specific performance, or other equitable relief (without the necessity of posting any bond or other security or proving damages) in case of any breach or threatened breach by Employee of Sections 5, 6, or 7 and (b) indemnification against any costs and expenses (including, but not limited to, actual attorneys’ fees and court costs) incurred by Athena in obtaining any relief under clause (a).

9.    Notices
Notices and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when personally delivered; (b) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid); or (c) on the next business day after timely delivery to an overnight courier; in each case addressed to the intended recipient at the applicable address set forth on the signature page hereto (or such other address as the intended recipient may specify from time to time by notice to the other party).
10.    Mediation; Jurisdiction; Waiver of Jury Trial
Except with respect to remedies and rights set forth in Section 8, any dispute or controversy arising under or relating to this Agreement or concerning Employee’s employment with or separation from Athena will be referred to mediation administered by JAMS in accordance with its employment dispute resolution rules. The mediation shall be held in the state in which the office to which Employee reports is located, and Athena shall pay the full costs thereof, excluding attorneys’ expenses and fees. If the dispute or controversy is not resolved through mediation or direct negotiation, then any action relating to that dispute or controversy must be brought in a court of competent jurisdiction in the state in which the office to which Employee reports is located. Each party agrees that any such dispute shall be tried by a judge alone and hereby waive and forever renounce the right to a trial before a civil jury.
11.    Miscellaneous
This Agreement may be executed in two or more counterparts, which together will be deemed one original. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may only be amended by a written agreement signed by both parties hereto. If any provision of this Agreement is held to be unenforceable or overly broad, such unenforceability shall not render any other provision unenforceable, and the court or tribunal making such determination shall modify such provision so that the provision will be enforceable to the broadest extent permitted by law. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Employee are personal and may not be assigned by him or her. No waiver by Athena of any breach under this Agreement will be considered valid unless in writing signed by Athena, and no such waiver will be deemed a waiver of any subsequent breach. This Agreement, performance hereunder, and Employee’s employment with or separation from Athena shall be governed by the laws of the state in which the office to which Employee reports is located, without regard to conflict of laws principles; provided, however, that wage and hour matters shall be governed by the laws of the state in which Employee is domiciled.
In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE /s/ Karl Stubelis [Signature] Print name: Karl Stubelis Print address: 31 Oakdale Rd. Canton, MA 02021	ATHENAHEALTH, INC. By: /s/ Daniel Orenstein Name: Dan Orenstein Title: SVP, General Counsel 311 Arsenal Street, Watertown, MA 02472

SCHEDULE A TO EMPLOYMENT AGREEMENT

Employee Name:	Karl Stubelis
Effective Date:
Position:	VP & Corporate Controller

Conflicting Agreements: The following is a complete list of all agreements may prohibit, restrict, or impair the ability of Employee to work in any capacity or position at Athena:

✓	No such agreements
The agreements listed below (attach a copy of each agreement)

Compensation: Employee’s base salary will be at an annual gross rate set forth below, which rate may be increased from time to time in Athena’s sole discretion or decreased by written consent of the parties (the “Base Salary”). The Base Salary and any cash payments identified in Other Compensation below shall be payable in accordance with Athena’s payroll practices, as in effect from time to time, and shall be subject to required federal, state, and local taxes and withholdings. Employee will be entitled to annual consideration for a bonus based on Employee’s and Athena’s performance, provided that Employee was an employee of Athena during the third quarter of the year in question, is not on an action plan at the time of the performance review, and remains an employee of Athena at the time that the bonus is to be paid. Such bonus, if any, shall be determined by Athena in its sole discretion, and shall be paid according to the schedule determined by Athena. Any sales commissions or other performance-related payments for which Employee may be eligible are covered separately under Athena’s Sales Incentive Plan as in effect from time to time.

Base Salary: $	$230,000.00

Other Compensation:
• 5,500 restricted stock units issuable for shares of Athena common stock
• A hiring bonus of $20,000.00, to be paid following Employee’s commencement of work at Athena, which shall be refunded in full by Employee if his or her employment at Athena ceases less than a year after the Effective Date

Initials of Employee: KAS    Schedule A – Page 1

Prior Inventions: The following is a complete list of all Prior Inventions.

✓	No Prior Inventions
Prior Inventions described below (reference and attach additional, initialed sheets if necessary)

CALIFORNIA LABOR CODE SECTION 2870

2870.    (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Initials of Employee: KAS    Schedule A – Page 2